Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Pamela Marsh (626) 535-8465

INDYMAC BANCORP ANNOUNCES RECORD $12 BILLION QUARTERLY PRODUCTION
—MORTGAGE MARKET SHARE OF 2%—
—Earnings and Teleconference Scheduled for April 27, 2005 —

PASADENA, Calif. – April 6, 2005 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported that mortgage production for the first quarter of 2005 reached a new record of $11.6 billion, an increase of 68% over the first quarter of 2004. Based on this record production and the $575 billion industry volume estimated in the March 14, 2005 MBA Mortgage Finance Forecast, published by the Mortgage Bankers Association, IndyMac’s market share in the first quarter was 2.0%, up 79% from 1.1% a year ago. Total first quarter loan production including commercial subdivision loans reached $12.0 billion, also a new record.

“This is a big milestone for the Company,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “Clearly our business model as a hybrid thrift/mortgage banker and our diverse home mortgage product mix—combined with strong execution— are providing good traction on our goal of gaining market share and increasing revenues and profits as the industry transition continues from the refinance boom era to a more normal environment. With this increase in market share, we are making solid progress toward our longer-term goal of being the eighth largest mortgage originator by 2008. According to National Mortgage News, we were the 12th largest originator in the fourth quarter of 2004, up from 19th a year ago and have a solid shot at cracking the top ten at any point this year,” continued Perry. “In addition to the strong production results, we have seen our net interest margin and gain on sale margins strengthen during the quarter and as a result we believe that our earnings per share for the first quarter will be at or above $0.90, the midpoint of our prior estimate range for the quarter,” concluded Perry.

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Conference Call

On Wednesday, April 27, 2005, at 12:00 P.M. EDT (9:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call in connection with IndyMac’s annual shareholders’ meeting to discuss the results of the first quarter followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Please R.S.V.P. for the call at (800) 289-0579 or (719) 457-2550 (international) access code #3296684.

•	Internet Webcast Access will be available at: http://www.indymacbank.com

•	The telephone dial-in number is (800) 289-0569, access code # 3296684; and

•	The replay number is (888) 203-1112, access code # 3296684

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on April 27th through May 3rd and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the tenth largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns. IndyMac’s mortgage Website is ranked the number one overall mortgage Website by Watchfire® GomezPro™, an Internet quality measurement firm, a position it has held for eight of nine measurement periods since Fall 2000.

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IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 23% for the period December 31, 1992 through March 31, 2005, under its current management team, has exceeded the comparable returns of 12% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the completion of the quarterly internal certification process, the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the effective integration of Financial Freedom into the operations of IndyMac; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

CONTACT: IndyMac Bancorp, Inc.

Pam Marsh, 626/535-8465

pam.marsh@indymacbank.com

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